EXHIBIT 10.5

GUARANTY

By

PRIVATE NATIONAL MORTGAGE

ACCEPTANCE COMPANY, LLC, as guarantor

Dated as of July 25, 2024

 i

GUARANTY

This GUARANTY, dated as of July 25, 2024 (as may be amended, restated, supplemented or otherwise modified from time to time, this “Guaranty”), is made by Private National Mortgage Acceptance Company, LLC, a Delaware limited liability company (“Guarantor”), in favor of Mizuho Bank, Ltd., as administrative agent (“Administrative Agent”) on behalf of Mizuho Bank, Ltd., as buyer (“Buyer” and together with Administrative Agent, “Buyer Parties”).

RECITALS

WHEREAS, pursuant to the Master Repurchase Agreement, dated as of July 25, 2024 (as may be amended, restated, supplemented or otherwise modified from time to time, the “Series 2024-MSRVF1 Repurchase Agreement” or “Repurchase Agreement”), among PennyMac Loan Services, LLC (the “Seller”), Administrative Agent and Buyer, Buyer has agreed from time to time to enter into Transactions with Seller in connection with the Series 2024-MSRVF1 Notes.

WHEREAS, pursuant to the Master Repurchase Agreement, dated as of July 25, 2024 (as may be amended, restated, supplemented or otherwise modified from time to time, the “Series 2020-SPIADVF1 Repurchase Agreement” and, collectively with the Series 2024-MSRVF1 Repurchase Agreement, collectively, the “Repurchase Agreements” and each, a “Repurchase Agreement”), among the Seller, Administrative Agent and Buyer, Buyer has agreed from time to time to enter into Transactions with Seller in connection with the Series 2020-SPIADVFl Notes;

WHEREAS, it is a condition precedent to the obligation of Buyer to enter into Transactions with Seller under the Series 2024-MSRVF1 Repurchase Agreement and the Series 2020-SPIADVFl Repurchase Agreement that Guarantor shall have executed and delivered this Guaranty to Buyer;

WHEREAS, as a condition precedent to entering into the Series 2024-MSRVF1 Repurchase Agreement and the Series 2020-SPIADVFl Repurchase Agreement, the Guarantor is required to execute and deliver this Guaranty; and

WHEREAS, the Guarantor will receive a benefit, either directly or indirectly from the Seller for entering into this Guaranty.

NOW, THEREFORE, in consideration of the foregoing premises, to induce Buyer Parties to enter into the Series 2024-MSRVF1 Repurchase Agreement and the Series 2020-SPIADVF1 Repurchase Agreement and to enter into Transactions thereunder, Guarantor hereby agrees with Buyer Parties, as follows:

1.            Defined Terms. (a)  Unless otherwise defined herein, terms which are defined in the Series 2024-MSRVF1 Repurchase Agreement or in the Series 2020-SPIADVFl Repurchase Agreement, as applicable, and used herein are so used as so defined.

(b)            For purposes of this Guaranty, “Obligations” shall have the meaning set forth in the Series 2024-MSRVF1 Repurchase Agreement and the Series 2020-SPIADVF1 Repurchase Agreement, as applicable.

2.            Guaranty. (a)  Guarantor hereby unconditionally and irrevocably guarantees to Buyer Parties and their respective successors, indorsees, transferees, and assigns, the prompt and complete payment and performance by Seller when due (whether at the stated maturity, by acceleration or otherwise) of the Obligations under the applicable Repurchase Agreement (collectively, the “Guaranteed Obligations”). Guarantor further agrees that, for so long as any Obligations under either Repurchase Agreement are outstanding, the Guaranteed Obligations may be extended or renewed, in whole or in part, without notice or further assent from it, and it will remain bound upon this Guaranty notwithstanding any extension or renewal of any Guaranteed Obligation. Anything contained herein to the contrary notwithstanding, the obligations of the Guarantor hereunder at any time shall be limited to an aggregate amount equal to the largest amount that would not render its obligations hereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of Chapter 11 of Title 11 of the United States Code (11 U.S.C. 101 et. seq.) (the “Bankruptcy Code”) or any comparable provisions of any similar federal or state law.

(b)            Guarantor further agrees to pay, promptly upon receipt of demand from Administrative Agent (but in any event no later than one (1) Business Day following delivery of such demand), any and all expenses (including, without limitation, all fees and disbursements of counsel) which may be paid or incurred by any Buyer Party in enforcing, or obtaining advice of counsel in respect of, any rights with respect to, or collecting, any or all of the Guaranteed Obligations and/or enforcing any rights with respect to, or collecting against, Guarantor under this Guaranty, including any incurred during any “workout” or restructuring in respect of the Guaranteed Obligations and any incurred in the preservation, protection or enforcement of any rights of any Buyer Party in any insolvency proceeding. The obligations of Guarantor under this paragraph shall survive the payment in full of the Guaranteed Obligations and termination of this Guaranty. This Guaranty shall remain in full force and effect until the latest of (i) the termination of the Series 2024-MSRVF1 Repurchase Agreement, (ii) the termination of the Series 2020-SPIADVF1 Repurchase Agreement and (iii) the Guaranteed Obligations are paid in full, notwithstanding that from time to time prior thereto Seller may be free from any Obligations.

(c)            No payment or payments made by Seller or any other Person or received or collected by any Buyer Party from Seller or any other Person by virtue of any action or proceeding or any set-off or appropriation or application, at any time or from time to time, in reduction of or in payment of the Guaranteed Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of Guarantor hereunder which shall, notwithstanding any such payment or payments, remain liable for the amount of the outstanding Guaranteed Obligations until the outstanding Guaranteed Obligations are paid in full.

(d)            Guarantor agrees that whenever, at any time, or from time to time, Guarantor shall make any payment to any Buyer Party on account of Guarantor’s liability hereunder, Guarantor will notify Buyer Parties in writing that such payment is made under this Guaranty for such purpose.

3.            Right of Set-off. Each Buyer Party is hereby irrevocably authorized at any time and from time to time without notice to Guarantor, any such notice being hereby waived by Guarantor, to set-off and appropriate and apply any and all monies and other property of Guarantor, deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by any Buyer Party or any Affiliate thereof to or for the credit or the account of Guarantor, or any part thereof in such amounts as any Buyer Party may elect, on account of the Guaranteed Obligations and liabilities of Guarantor hereunder and claims of every nature and description of Buyer Parties against Guarantor, in any currency, whether arising hereunder, under the Series 2024-MSRVF1 Repurchase Agreement, under the Series 2020-SPIADVF1 Repurchase Agreement or otherwise, as any Buyer Party may elect, whether or not any Buyer Party has made any demand for payment and although such Guaranteed Obligations and liabilities and claims may be contingent or unmatured. Buyer shall notify Guarantor promptly of any such set-off and the application made by any Buyer Party, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Buyer Party under this paragraph are in addition to other rights and remedies (including, without limitation, other rights of set-off) which Buyer Parties may have.

4.            Subrogation. Notwithstanding any payment or payments made by Guarantor hereunder or any set-off or application of funds of Guarantor by any Buyer Party, Guarantor shall not be entitled to be subrogated to any of the rights any Buyer Party against Seller or any other guarantor or any collateral security or guarantee or right of offset held by any Buyer Party for the payment of the Guaranteed Obligations, nor shall Guarantor seek or be entitled to seek any contribution or reimbursement from Seller or any other guarantor in respect of payments made by Guarantor hereunder, until all amounts owing to Buyer Parties by Seller on account of the Guaranteed Obligations are paid in full and both the Series 2024-MSRVF1 Repurchase Agreement and the Series 2020-SPIADVFl Repurchase Agreement are terminated. If any amount shall be paid to Guarantor on account of such subrogation rights at any time when all of the Guaranteed Obligations shall not have been paid in full, such amounts shall be held by Guarantor for the benefit of Buyer Parties, segregated from other funds of Guarantor, and shall, forthwith upon receipt by Guarantor, be turned over to Buyer Parties in the exact form received by Guarantor (duly indorsed by Guarantor to Buyer, if required), to be applied against the Guaranteed Obligations, whether matured or unmatured, in such order as Buyer Parties may determine.

5.            Representations and Warranties. Guarantor represents and warrants to Buyer and Administrative Agent as of the date of this Guaranty and as of any Purchase Date under the Repurchase Agreements:

(a)            Solvency. Neither this Guaranty nor any other Program Agreement is entered into in contemplation of insolvency or with intent to hinder, delay or defraud any of Guarantor’s creditors. Guarantor is not insolvent within the meaning of 11 U.S.C. Section 101(32) and the transactions contemplated by the Program Agreements (i) will not cause Guarantor to become insolvent and (ii) will not result in debts that would be beyond Guarantor’s ability to pay as same mature.

(b)            Ability to Perform. Guarantor does not believe, nor does it have any reason or cause to believe, that Guarantor cannot perform its respective obligations in all material respects each and every covenant contained in the Program Agreements to which it is a party on its part to be performed.

(c)            Existence. Guarantor is a Delaware limited liability company and (i) been duly organized and is validly existing as a limited liability company in good standing under the laws of the State of Delaware and in each other jurisdiction in which the transaction of its business makes such qualification necessary, (ii) has all requisite limited liability company or other power, and has all governmental licenses, authorizations, consents and approvals necessary to own its assets and carry on its business as now being or as proposed to be conducted, except where the lack of such licenses, authorizations, consents and approvals would not be reasonably likely to have a Material Adverse Effect; and (iii) is duly licensed or is otherwise qualified in each jurisdiction in which it transacts business for the business which it conducts and is not in default of any applicable federal, state or local laws, rules and regulations unless, in either instance, the failure to take such action is not reasonably likely (either individually or in the aggregate) to cause a Material Adverse Effect and Guarantor is not in default of any of such state’s applicable laws, rules and regulations. Guarantor has the requisite power, authority, and legal right to execute and deliver, engage in the transactions contemplated by, and perform and observe the terms and conditions of, this Agreement and each other Program Agreement to which it is a party.

(d)            [Reserved].

(e)            No Conflicts. The execution, delivery and performance by Guarantor of this Guaranty or any other Program Agreement and the Program Agreements do not constitute or will not result in (a) any breach of any term or provision of the organizational documents of Guarantor, (b) a breach of any indenture, loan agreement, warehouse line of credit, repurchase agreement, mortgage, deed of trust, Ginnie Mae Contract or any other material contractual obligation of it; (c) a material default or an acceleration under any of the foregoing; (d) the violation of any law, rule, regulation, order, judgment, writ, injunction or decree applicable to Guarantor or its property, which conflict would have a Material Adverse Effect; (e) require the creation or imposition of any Lien upon any of the properties or assets of Guarantor (other than any Liens created under any Program Agreement in favor of Buyer or Administrative Agent), or (f) or require any approval of stockholders, members or partners or any approval or consent of any Person under any material contractual obligation of the it, except for such approvals or consents which have been obtained on or before the Closing Date.

(f)            Action. Guarantor has all necessary corporate or other power, authority and legal right to execute, deliver and perform its obligations under each of the Program Agreements, as applicable. This Guaranty and the Program Agreements have been (or, in the case of Program Agreements not yet executed, will be, at the time of such execution) duly authorized, executed and delivered by Guarantor, all requisite or other corporate action having been taken, and each is valid, binding and enforceable against Guarantor in accordance with its terms except as such enforcement may be affected by bankruptcy, by other insolvency laws, or other similar laws affecting the enforcement of creditor’s right.

(g)            Approvals. No consent, approval, authorization or order of, registration or filing with, or notice to any Governmental Authority, court or other Person is required under applicable law in connection with the execution, delivery and performance by Guarantor of this Guaranty and the Program Agreements to which it is a party.

(h)            Litigation. There is no action, proceeding or investigation pending with respect to which Guarantor has received service of process or, to the best of Guarantor’s knowledge threatened or affecting it or any of its property against it before any court, administrative agency or other tribunal (A) asserting the invalidity of this Guaranty, any Transaction, Transaction Notice or any Program Agreement, (B) seeking to prevent the consummation of any of the transactions contemplated by this Guaranty, any Transaction Notice or any Program Agreement, (C) making a claim individually or in the aggregate in an amount greater than 5% of Guarantor’s Adjusted Tangible Net Worth, (D) which requires filing with the SEC in accordance with the 1934 Act or any rules thereunder, (E) which has resulted in the voluntary or involuntary suspension of a license, a cease and desist order, or such other action as could adversely impact Guarantor’s business, or (F) which might materially and adversely affect the validity of the Purchased Assets or the performance by it of its obligations under, or the validity or enforceability of, this Guaranty, any Transaction Notice or any Program Agreement which could be reasonably likely to have a Material Adverse Effect.

(i)            [Reserved].

(j)            Investment Company Act; Volcker Rule. Guarantor is not required to register, nor will Guarantor be required to register as a result of the transactions hereby, as an “investment company” within the meaning of the Investment Company Act of 1940, as amended, and although there may be additional exclusions or exemptions available to Guarantor, it will rely on Section 3(c)(5)(C) under the Investment Company Act for its exclusion from the definition of “investment company.” No Transaction represents an “ownership interest” in Guarantor for purposes of the “Volcker Rule” (Section 619 of the Dodd-Frank Wall Street Reform and Consumer Protection Act). Guarantor is structured so as not to constitute a “covered fund” as defined in the final regulations issued December 10, 2013, implementing the “Volcker Rule” (Section 619 of the Dodd-Frank Wall Street Reform and Consumer Protection Act).

(k)            [Reserved.]

(l)            ERISA. Except as could not reasonably be expected to result in a Material Adverse Effect, (i) Guarantor, its ERISA Affiliates, and each Plan are in compliance in all respects with the requirements of ERISA and the Code, (ii) no Reportable Event has occurred with respect to any Plan, (iii) no Plan is considered to be an “at-risk” plan within the meaning of Section 430 of the Code or Section 303 of ERISA, (iv) Guarantor and its Subsidiaries and their respective ERISA Affiliates do not provide any material medical or health benefits to former employees other than as required by the Consolidated Omnibus Budget Reconciliation Act, as amended, or similar state or local law (collectively, “COBRA”), (v)  Guarantor and its Subsidiaries and their respective ERISA Affiliates have made all required contributions to each Plan, and to each Multiemployer Plan to which it is obligated to contribute, and (vi) no ERISA Event has occurred or exists in relation to Guarantor, other than an event or condition in relation to Guarantor with respect to which notice has been provided to Buyer and Administrative Agent in accordance with Section 6(e) hereof. None of the assets of Guarantor are “plan assets” within the meaning of 29 CFR Section 2510.3-101, as modified by Section 3(42) of ERISA in the hands of Guarantor.

(m)            No Reliance. Guarantor has made its own independent decisions to enter into the Program Agreements and as to whether each Transaction contemplated therein is appropriate and proper for it based upon its own judgment and upon advice from such advisors (including legal counsel and accountants) as it has deemed necessary. Guarantor is not relying upon any advice from any Buyer Party as to any aspect of the Transactions, including the legal, accounting or tax treatment of such Transactions.

(n)            Plan Assets. Guarantor is not subject to any state or local statute regulating investments of, or fiduciary obligations substantially similar to those under ERISA and the Code, with respect to governmental plans within the meaning of Section 3(32) of ERISA that would prohibit or otherwise restrict a Transaction or any other transactions contemplated by this Guaranty.

(o)            [Reserved.]

(p)            [Reserved.]

(q)            Anti-Corruption Laws and Sanctions.

(i)	Guarantor confirms as a condition of the Repurchase Agreements and warrants to Administrative Agent and Buyer that it will abide by in all material respects with all applicable Economic and Trade Sanctions and Anti-Terrorism Laws administered by OFAC or the U.S. Department of State or Japan, to the extent directly applicable to Guarantor or its Affiliates (collectively “Sanctions”).

(ii)	Guarantor acknowledges by executing this Guaranty and the other Program Agreements to which Guarantor is a party that Buyer has notified it that, pursuant to the requirements of the USA PATRIOT Act, Buyer is required to obtain, verify and record such information as may be necessary to identify Guarantor, and confirm that the administrator of Guarantor (or the administrator of the applicable direct or indirect owner of Equity Interests of it) has obtained, verified and recorded such information as may be necessary to identify any Person owning twenty-five percent (25%) or more of the direct Equity Interests of it (including, without limitation, the name and address of such Person), in each case, in accordance with the USA PATRIOT Act; and

(iii)	None of Guarantor or any director, officer, agent or employee of Guarantor, has used or to its knowledge indirectly used any of the proceeds of any Transaction (i) for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity, (ii) to make any direct or indirect unlawful payment to any government official or employee from corporate funds, (iii) to violate any provision of the FCPA or similar law of a jurisdiction in which Seller conducts its business and to which they are lawfully subject or (iv) to make any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment.

6.            Covenants. On and as of the date of this Guaranty and each Purchase Date and on each day until this Guaranty is no longer in force, Guarantor covenants as follows:

(a)            Preservation of Existence; Ginnie Mae.

(i)	Guarantor shall preserve and maintain its legal existence and all of its governmental licenses, authorizations, consents and approvals necessary for Guarantor to conduct its business and to perform its obligations under the Transaction Documents and the Acknowledgment Agreement, as applicable;

(ii)	Guarantor shall comply in all material respects with the requirements of all applicable laws, rules, regulations and orders of Governmental Authorities (including truth in lending, real estate settlement procedures and all environmental laws) if the failure to comply with such requirements would be reasonably likely (either individually or in the aggregate) to have a Material Adverse Effect; and

(iii)	Should Guarantor, (x) receive written notice of any material default or notice of termination of servicing for cause under the Ginnie Mae Contract, or (y) for any reason, Seller ceases to possess all applicable Ginnie Mae Approvals, or should notification from Ginnie Mae or HUD, FHA or VA as described in Section 3.31 of the Repurchase Agreement be received, Guarantor shall so notify Buyer in writing within three (3) Business Days. Notwithstanding the preceding sentence, Guarantor shall cause Seller to take all necessary action to maintain all of its Ginnie Mae Approvals at all times during the term of this Agreement.

(b)            Financial Statements. Guarantor shall keep or cause to be kept in reasonable detail books and records setting forth an account of its assets and Guarantor shall furnish to Administrative Agent and Buyer in writing (via electronic mail to FI-RMFteam@mizuhogroup.com or such other email address as Administrative Agent may furnish to Guarantor from time to time by written notice) (i) promptly (but in no event later than three (3) Business Days after Guarantor has actual knowledge) copies of any material and adverse notices (including, without limitation, notices of defaults, breaches, potential defaults or potential breaches) and any material financial information that is not otherwise required to be provided by Guarantor hereunder which is given to Guarantor’s lenders, (ii) immediately upon knowledge, notice of the occurrence of (1) any Default under either Repurchase Agreement; (2) any default or material breach by Guarantor of any obligation under any Program Agreement or any material contract or agreement of Guarantor or (3) the occurrence of any event or circumstance that such party reasonably expects has resulted in, or will, with the passage of time, result in, a Material Adverse Effect or an Event of Default and (iii) the following:

(i)	as soon as available and in any event within forty-five (45) calendar days after the end of each calendar month, the unaudited balance sheet of Guarantor, as at the end of such period and the related unaudited consolidated statements of income for Guarantor, including changes in shareholders’ equity (or its equivalent), for such period and the portion of the fiscal year through the end of such period, accompanied by a certificate of a Responsible Officer of Guarantor, which certificate shall state that said consolidated financial statements or financial statements, as applicable, fairly present in all material respects the consolidated financial condition or financial condition, as applicable, and results of operations of Guarantor in accordance with GAAP, consistently applied, as at the end of, and for, such period (subject to normal year-end adjustments);

(ii)	as soon as available and in any event within forty-five (45) calendar days after the end of each calendar quarter, the unaudited cash flow statements of Guarantor, as at the end of such period and the portion of the fiscal year through the end of such period, accompanied by a certificate of a Responsible Officer of Guarantor, which certificate shall state that said consolidated financial statements or financial statements, as applicable, fairly present in all material respects the consolidated financial condition or financial condition, as applicable, and results of operations of Guarantor in accordance with GAAP, consistently applied, as at the end of, and for, such period (subject to normal year-end adjustments);

(iii)	as soon as available and in any event within ninety (90) days after the end of each fiscal year of Guarantor, the balance sheet of Guarantor, as at the end of such fiscal year and the related consolidated statements of income and retained earnings and of cash flows for Guarantor and changes in shareholders’ equity (or its equivalent) for such year, setting forth in comparative form the figures for the previous year, accompanied by an opinion thereon of independent certified public accountants of recognized national standing, which opinion and the scope of audit shall be acceptable to Buyer in its sole discretion, shall have no “going concern” qualification and shall state that said consolidated financial statements or financial statements, as applicable, fairly present the consolidated financial condition or financial condition, as applicable, and results of operations of Guarantor as at the end of, and for, such fiscal year in accordance with GAAP; and

(iv)	such other prepared statements that Buyer may reasonably request.

(c)            Certifications. Guarantor will furnish to Buyer, at the time Guarantor furnishes each set of financial statements pursuant to Section 6(b(i), (ii) or (iii) above, an Officer’s Compliance Certificate of Guarantor.

(d)            Taxes. Guarantor shall timely file all federal and state income tax returns and all other material tax returns that are required to be filed by them and shall timely pay all federal and state income taxes and all other material Taxes due, except for any such Taxes as are being appropriately contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves have been provided.

(e)            Notice of Material Events. Guarantor shall furnish to Buyer and Administrative Agent in writing (via electronic mail to FI-RMFteam@mizuhogroup.com or such other email address as Administrative Agent may furnish to Guarantor from time to time by written notice) of any of the following:

(i)	from time to time (x) such other information regarding the financial condition, operations, or business of Guarantor as Buyer may reasonably request and (y) information and documentation reasonably requested by Buyer for purposes of compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act;

(ii)	as soon as reasonably possible, and in any event within five (5) Business Days after Guarantor has knowledge or has reason to believe that any of the events or conditions specified below with respect to any Plan or Multiemployer Plan has occurred or exists (each, an “ERISA Event”), a statement signed by a senior financial officer of Guarantor setting forth details respecting such event or condition and the action, if any, that Guarantor or any of its Subsidiaries or ERISA Affiliates, as applicable, propose to take with respect thereto (and a copy of any report or notice required to be filed with or given to PBGC by Guarantor or any of its Subsidiaries or ERISA Affiliates with respect to such event or condition):

(A)	any Reportable Event or failure to meet minimum funding standards with respect to a Plan; provided that a failure to meet the minimum funding standard of Section 412 of the Code or Sections 302 or 303 of ERISA with respect to a Plan, including, without limitation, the failure to make on or before its due date a required installment under Section 430(j) of the Code or Section 303(j) of ERISA, shall be a reportable event regardless of the issuance of any waivers in accordance with Section 412(c) of the Code or any request for a waiver under Section 412(c) of the Code for any Plan;

(B)	the distribution under Section 4041(c) of ERISA of a notice of intent to terminate any Plan or any action taken by Guarantor or its Subsidiaries or ERISA Affiliates;

(C)	the institution by PBGC of proceedings under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by Guarantor or its Subsidiaries or ERISA Affiliates of a notice from a Multiemployer Plan that such action has been taken by PBGC with respect to such Multiemployer Plan;

(D)	the complete or partial withdrawal from a Multiemployer Plan by Guarantor or its Subsidiaries or ERISA Affiliates that results in liability under Section 4201 or 4204 of ERISA (including the obligation to satisfy secondary liability as a result of a purchaser default) or the receipt by Guarantor or its Subsidiaries or ERISA Affiliates of notice from a Multiemployer Plan that it is in insolvency pursuant to Section 4245 of ERISA or that it intends to terminate or has terminated under Section 4041A of ERISA;

(E)	the institution of a proceeding by a fiduciary of any Multiemployer Plan against Guarantor or its Subsidiaries or ERISA Affiliates to enforce Section 515 of ERISA, which proceeding is not dismissed within thirty (30) calendar days; and

(F)	the adoption of an amendment to any Plan that, pursuant to Section 401(a)(29) and Section 436 of the Code, would result in the loss of tax-exempt status of the trust of which such Plan is a part if Guarantor or its Subsidiaries or ERISA Affiliates fails to timely make a contribution or provide security to such Plan in accordance with the provisions of said Sections; and

(iii)	As soon as reasonably possible (but in no event later than three (3) Business Days after Guarantor has actual knowledge), Guarantor shall provide notice of any of the following events:

(A)	any material dispute, litigation, investigation, proceeding or suspension between Guarantor on the one hand, and any Governmental Authority or any Person;

(B)	any material change in accounting policies or financial reporting practices of Guarantor;

(C)	any material issues raised upon examination of Guarantor or Guarantor’s facilities any event, circumstance or condition that has resulted a Material Adverse Effect with respect to Guarantor;

(D)	any consolidation or merger of Guarantor or any sale of all or substantially all of Guarantor’s Property; and

(E)	of the occurrence of any event or change that has resulted in or could reasonably be expected to result in a Material Adverse Effect.

(f)            True and Correct Information. All information, reports, exhibits, schedules, financial statements or certificates of Guarantor, any Affiliate thereof or any of their officers furnished to Administrative Agent and/or Buyer hereunder or under either Repurchase Agreement and during Administrative Agent and/or Buyer’s diligence of Guarantor are and will be true and complete in all material respects and do not omit to disclose any material facts necessary to make the statements herein or therein, in light of the circumstances in which they are made, not misleading. All required financial statements, information and reports delivered by Guarantor to Administrative Agent and/or Buyer pursuant to this Guaranty and the Repurchase Agreements shall be prepared in accordance with U.S. GAAP, or, if applicable, to SEC filings, the appropriate SEC accounting regulations.

(g)            Plan Assets. Guarantor shall not be an employee benefit plan as defined in Section 3 of and subject to Title I of ERISA, or a plan described in Section 4975(e)(1) of the Code and Guarantor shall not use “plan assets” within the meaning of 29 CFR § 2510.3 101, as amended by Section 3(42) of ERISA to engage in this Agreement or any Transaction hereunder. Transactions to or with Guarantor shall not be subject to any state or local statute regulating investments of or fiduciary obligations with respect to governmental plans within the meaning of Section 3(32) of ERISA.

(h)            Insurance. Guarantor shall maintain or cause to be maintained, at its own expense, insurance coverage as is customary, reasonable and prudent in light of the size and nature of Guarantor’s business as of any date after the Closing Date. Guarantor shall be deemed to have complied with this provision if one of its Affiliates has such policy coverage and, by the terms of any such policies, the coverage afforded thereunder extends to Guarantor. Upon the request of Buyer at any time subsequent to the Closing Date and in no event more than once per calendar year unless an Event of Default shall have occurred and be continuing, Guarantor shall cause to be delivered to Buyer, a certification evidencing Guarantor’s coverage under any such policies.

(i)            Material Change in Business. Guarantor shall not make any material change in the nature of its business as carried on at the Closing Date other than lines of business typical for companies engaged in mortgage finance.

(j)            [Reserved].

(k)            Transactions with Affiliates. Guarantor will not, directly or indirectly, enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of property or the rendering of any service, with any Affiliate unless such transaction (a) does not result in a Default hereunder or under either Repurchase Agreement, (b) is in the ordinary course of Guarantor’s business and (c) is upon fair and reasonable terms no less favorable to Guarantor than it would obtain in a comparable arm’s length transaction with a Person which is not an Affiliate, or make a payment that is not otherwise permitted by this Section 6(k) to any Affiliate.

(l)            Prohibition on Fundamental Changes. Guarantor shall not (a) enter into any transaction of merger or consolidation or amalgamation with any Person; (b) liquidate, wind up or dissolve itself (or suffer any liquidation, winding up or dissolution); (c) sell, lease or otherwise dispose of, or agree to do any of the foregoing at any future time, all or substantially all of its assets; (d) enter into any transaction or series of transactions to adopt, file, effect or consummate a Division, or otherwise permits any such Division to be adopted, filed, effected or consummated; or (e) form or enter into any partnership, joint venture, syndicate or other combination which could be reasonably likely to result in a Material Adverse Effect; provided, that Guarantor may merge or consolidate with any Person if Guarantor is the surviving entity if after giving effect thereto, no Default would exist hereunder.

(m)            No Prohibited Persons. Neither Guarantor nor any of its officers, directors, partners or members, shall be a Prohibited Person; or (ii) shall otherwise be the target of Sanctions.

(n)            Investment Company Act. Guarantor will not be an “investment company”, or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.

7.            Amendments, etc. with Respect to the Guaranteed Obligations. Guarantor shall remain obligated hereunder notwithstanding that, without any reservation of rights against Guarantor, and without notice to or further assent by Guarantor, any demand for payment of any of the Guaranteed Obligations made by any Buyer Party may be rescinded by any Buyer Party, and any of the Guaranteed Obligations continued, and the Guaranteed Obligations, or the liability of any other party upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by any Buyer Party, and the Series 2024-MSRVF1 Repurchase Agreement, the Series 2020-SPIADVFl Repurchase Agreement and the other Program Agreements and any other document in connection therewith may be amended, modified, supplemented or terminated, in whole or in part, pursuant to its terms and as any Buyer Party may deem advisable from time to time, and any collateral security, guarantee or right of offset at any time held by any Buyer Party for the payment of the Guaranteed Obligations may be sold, exchanged, waived, surrendered or released. No Buyer Party shall have any obligation to protect, secure, perfect or insure any Lien at any time held by it as security for the Guaranteed Obligations or for this Guaranty or any property subject thereto. When making any demand hereunder against Guarantor, Buyer Parties may, but shall be under no obligation to, make a similar demand on Seller and any failure by any Buyer Party to make any such demand or to collect any payments from Seller or any release of Seller shall not relieve Guarantor of its Guaranteed Obligations or liabilities hereunder, and shall not impair or affect the rights and remedies, express or implied, or as a matter of law, of any Buyer Party against Guarantor. For the purposes hereof “demand” shall include, but is not limited to, the commencement and continuance of any legal proceedings.

8.            Guaranty Absolute and Unconditional. (a) Guarantor waives any and all notice of the creation, renewal, extension or accrual of any of the Guaranteed Obligations and notice of or proof of reliance by any Buyer Party upon this Guaranty or acceptance of this Guaranty; the Guaranteed Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived in reliance upon this Guaranty; and all dealings between Seller or Guarantor, on the one hand, and each Buyer Party, on the other, shall likewise be conclusively presumed to have been had or consummated in reliance upon this Guaranty. Guarantor irrevocably waives diligence, presentment, protest, demand for payment, delinquency, protest, the benefit of any statutes of limitation, any notice not provided for herein (to the fullest extent of permitted by law), notices of any adverse change in the financial condition of Seller or of any other fact that might increase Guarantor’s risk hereunder, and notices of any Transactions, purchases, loans or other financial accommodations made or extended under the Program Agreements or the creation or existence of any Guaranteed Obligations and notice of default under any other Program Agreements or nonpayment to or upon Seller or the Guaranty with respect to the Guaranteed Obligations, as well as any requirement that any time any action be taken by any person against Seller or any other person and any right it may have to revoke this Guaranty as to future indebtedness or notice of acceptance hereof. This Guaranty shall be construed as a continuing, absolute and unconditional guarantee of payment without regard to (i) the genuineness, regularity, validity or enforceability of the Series 2024-MSRVF1 Repurchase Agreement, the Series 2020-SPIADVF1 Repurchase Agreement, the other Program Agreements, any of the Guaranteed Obligations or by the existence, validity, enforceability, perfection or extent of any collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by any Buyer Party, (ii) any defense, set-off or counterclaim (other than a defense of payment or performance) which may at any time be available to or be asserted by Seller against any Buyer Party, (iii) any extension, renewal, settlement, indulgence, compromise, claim, waiver, release, surrender, of or with respect to the Guaranteed Obligations or any part thereof or any agreement relating thereto, whether (in any such case) by operation of law or otherwise, or any failure or omission to enforce any right, power or remedy with respect to the Guaranteed Obligations or any part thereof or any agreement relating thereto, (iv) any modification, amendment or restatement of or supplement to the Program Agreement or any other instrument or document delivered in connection therewith, including, without limitation, any such amendment which may increase the amount of, or the interest rates applicable to, any of the Guaranteed Obligations guaranteed hereby, (v) any release, surrender, compromise, settlement, waiver, subordination or modification, with or without consideration, of any collateral securing the Guaranteed Obligations or any part thereof in accordance with the terms of the Repurchase Agreements, or any other obligation of any person or entity with respect to the Guaranteed Obligations or any part thereof, or any nonperfection or invalidity of any direct or indirect security for the Guaranteed Obligations, (vi) any change in the corporate, partnership or other existence, structure or ownership of Seller, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting Seller, or any of their respective assets or any resulting release or discharge of any obligation of Seller, (vii) the existence of any setoff, claim, counterclaim, recoupment, termination or other rights that Guarantor may have at any time against Seller or any other person, whether in connection herewith or in connection with any unrelated transactions; provided that nothing herein shall prevent the assertion of any such claim by separate suit or compulsory counterclaim, (viii) the election by, or on behalf of any Buyer Party, in any proceeding instituted under the Bankruptcy Code, of the application of Section 1111(b)(2) of the Bankruptcy Code, (ix) any borrowing or grant of a security interest by Seller, as debtor-in-possession, under Section 364 of the Bankruptcy Code, (x) the disallowance, under Section 502 of the Bankruptcy Code, of all or any portion of the claims of any Buyer Party for repayment of all or any part of the Guaranteed Obligations, or (xi) any other circumstance whatsoever (with or without notice to or knowledge of Seller or Guarantor) which constitutes, or might be construed to constitute, an equitable or legal discharge of Seller for the Guaranteed Obligations, or of Guarantor under this Guaranty, in bankruptcy or in any other instance. When pursuing its rights and remedies hereunder against Guarantor, Buyer Parties may, but shall be under no obligation to, pursue such rights and remedies that they may have against Seller or any other Person or against any collateral security or guarantee for the Guaranteed Obligations or any right of offset with respect thereto, and any failure by any Buyer Party to pursue such other rights or remedies or to collect any payments from Seller or any such other Person or to realize upon any such collateral security or guarantee or to exercise any such right of offset, or any release of Seller or any such other Person or any such collateral security, guarantee or right of offset, shall not relieve Guarantor of any liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of any Buyer Party against Guarantor. This Guaranty shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon Guarantor and their successors and assigns thereof, and shall inure to the benefit of Buyer Parties, and their respective successors, indorsees, transferees and assigns, until all the Obligations and the Guaranteed Obligations of Guarantor under this Guaranty shall have been satisfied by payment in full, notwithstanding that from time to time during the term of the Series 2024-MSRVF1 Repurchase Agreement or the Series 2020-SPIADVFl Repurchase Agreement Seller may be free from any Obligations. No Buyer Party makes any representation or warranty in respect to any such circumstances or (except as set forth in the Repurchase Agreements) has any duty or responsibility whatsoever to Guarantor in respect to the management and maintenance of the Guaranteed Obligations or any collateral that may secure the Guaranteed Obligations.

(b)            Notwithstanding anything herein to the contrary, to the extent permitted by applicable law, Guarantor hereby absolutely, unconditionally, knowingly, and expressly waives:

(i)	its right, if any, to require any Buyer Party to institute suit against, or to exhaust any rights and remedies which any Buyer Party has or may have against any third party, or against any collateral provided by any third party. In this regard, Guarantor agrees that it is bound to the payment of each and all Guaranteed Obligations, whether now existing or hereafter arising, as fully as if the Guaranteed Obligations were directly owing to any Buyer Party by Guarantor. Guarantor further waives any defense arising by reason of any disability or other defense (other than the defense that the Guaranteed Obligations shall have been fully and finally performed and indefeasibly paid) of Guarantor in respect thereof; and

(ii)	(i) any rights to assert against any Buyer Party any defense (legal or equitable), set-off, counterclaim, or claim which Guarantor may now or at any time hereafter have against any other party liable to any Buyer Party; (ii) any defense, set-off, counterclaim, or claim, of any kind or nature, arising directly or indirectly from the present or future lack of perfection, sufficiency, validity, or enforceability of the Guaranteed Obligations or any security therefor (other than payment and performance); (iii) any defense Guarantor has to performance hereunder, and any right Guarantor has to be exonerated, arising by reason of the alteration by any Buyer Party of the Guaranteed Obligations or the acceptance by any Buyer Party of anything in partial satisfaction of the Guaranteed Obligations; and (iv) the benefit of any statute of limitations affecting Guarantor’s liability hereunder or the enforcement thereof, and any act which shall defer or delay the operation of any statute of limitations applicable to the Guaranteed Obligations shall similarly operate to defer or delay the operation of such statute of limitations applicable to Guarantor’s liability hereunder.

(c)            Without limiting the generality of the foregoing, Guarantor hereby agrees, acknowledges, and represents and warrants to each Buyer Party as follows:

(i)	Guarantor hereby waives any defense arising by reason of, and any and all right to assert against any Buyer Party (i) any claim or defense based upon, an election of remedies such as nonjudicial foreclosure by any Buyer Party which in any manner impairs, affects, reduces, releases, destroys and/or extinguishes Guarantor’s (x) subrogation rights, (y) rights to proceed against Seller or any other guarantor for reimbursement or contribution, and/or (z) any other rights of Guarantor to proceed against Seller, against any other guarantor, or against any other person or security or (ii) any election by any Buyer Party under Section 1111(b) of the Bankruptcy Code, as now and hereafter in effect (or any successor statute), to limit the amount of, or any collateral securing, its claim against Guarantor.. The obligations of the Guarantor hereunder shall not be affected by (i) the failure of any Buyer Party to assert any claim or demand or to enforce any right or remedy against Seller under the provisions of the Program Agreements or any other agreement or otherwise; (ii) any extension or renewal of any provision hereof or thereof; (iii) any rescission, waiver, compromise, acceleration, amendment or modification of any of the terms or provisions of the Program Agreements or of any other agreement; (iv) the release, exchange, waiver or foreclosure of any security held by any Buyer Party for the Guaranteed Obligations or (v) the failure of any Buyer Party to exercise any right or remedy against any other guarantor of the Guaranteed Obligations.

(ii)	Guarantor is presently informed of the financial condition of Seller and of all other circumstances which diligent inquiry would reveal and which bear upon the risk of nonpayment of the Guaranteed Obligations. Guarantor hereby covenants that it will make its own investigation and will continue to keep itself informed of Seller’s financial condition, the status of other guarantors, if any, of all other circumstances which bear upon the risk of nonpayment and that it will continue to rely upon sources other than any Buyer Party for such information and will not rely upon any Buyer Party for any such information. Guarantor hereby waives its right, if any, to require any Buyer Party to disclose to Guarantor any information which any Buyer Party may now or hereafter acquire concerning such condition or circumstances including, but not limited to, the release of or revocation by any other guarantor. In the event any Buyer Party, in its sole discretion, undertakes at any time or from time to time to provide any such information to Guarantor, no Buyer Party shall be under any obligation (i) to undertake any investigation not a part of its regular business routine, (ii) to disclose any information which any Buyer Party, pursuant to accepted or reasonable commercial finance or banking practices, wishes to maintain confidential or (iii) to make any other or future disclosures of such information or any other information to Guarantor.

(iii)	Guarantor has independently reviewed the Series 2024-MSRVF1 Repurchase Agreement, the Series 2020-SPIADVF1 Repurchase Agreement and related agreements and has made an independent determination as to the validity and enforceability thereof, and in executing and delivering this Guaranty to Buyer Parties, Guarantor is not in any manner relying upon the validity, and/or enforceability, and/or attachment, and/or perfection of any Liens or security interests of any kind or nature granted by Seller or any other guarantor to any Buyer Party, now or at any time and from time to time in the future.

(iv)	Guarantor represents and warrants that it is organized and resident in the United States of America.

9.            Stay of Acceleration. If acceleration of the time for payment of any amount payable by Seller under the Program Agreements is stayed upon the insolvency, bankruptcy or reorganization of Seller, all such amounts otherwise subject to acceleration under the terms of the Program Agreements shall nonetheless be payable by the Guarantor hereunder forthwith on demand by any Buyer Party.

10.            Reinstatement. This Guaranty shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Guaranteed Obligations is rescinded or must otherwise be restored or returned by any Buyer Party upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of Seller or Guarantor or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, Seller or any substantial part of its property, or otherwise, all as though such payments had not been made.

11.            Payments. Guarantor hereby agrees that the Guaranteed Obligations will be paid to Buyer Parties without set-off or counterclaim in U.S. Dollars and free and clear of and without deduction for any taxes, levies, imposts, duties, charges, fees, deductions, withholdings, compulsory loans, restrictions or conditions of any nature now or hereafter imposed or levied by any jurisdiction or any political subdivision thereof or taxing or other authority therein unless Guarantor is compelled by law to make such deduction or withholding.

12.            Event of Default. If an Event of Default under the Series 2024-MSRVF1 Repurchase Agreement or the Series 2020-SPIADVF1 Repurchase Agreement shall have occurred and be continuing, Guarantor agrees that, as between Guarantor and any Buyer Party, the Guaranteed Obligations may be declared to be due in accordance with the terms of the Series 2024-MSRVF1 Repurchase Agreement or the Series 2020-SPIADVF1 Repurchase Agreement, as applicable, for purposes of this Guaranty notwithstanding any stay, injunction or other prohibition which may prevent, delay or vitiate any such declaration as against the Seller and that, in the event of any such declaration (or attempted declaration), such Guaranteed Obligations shall forthwith become due by Guarantor for purposes of this Guaranty.

13.            Severability. Any provision of this Guaranty which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

14.            Headings. The paragraph headings used in this Guaranty are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

15.            No Waiver; Cumulative Remedies. No Buyer Party shall by any act (except by a written instrument pursuant to Section 13 hereof), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default or Event of Default or in any breach of any of the terms and conditions hereof. No failure to exercise, nor any delay in exercising, on the part of any Buyer Party, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by any Buyer Party of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which any Buyer Party would otherwise have on any future occasion. The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any rights or remedies provided by law.

16.            Waivers and Amendments; Successors and Assigns; Governing Law. None of the terms or provisions of this Guaranty may be waived, amended, supplemented or otherwise modified except by a written instrument executed by Guarantor and each Buyer Party, provided that any provision of this Guaranty may be waived by Buyer Parties in a letter or agreement executed by Buyer Parties or by facsimile or electronic transmission from Buyer Parties to the Guarantor. This Guaranty shall be binding upon the personal representatives, successors and assigns of Guarantor and shall inure to the benefit of Buyer Parties and their respective successors and assigns.

17.            Notices. Notices delivered in connection with this Guaranty shall be given in accordance with Section 11.05 of the Series 2024-MSRVF1 Repurchase Agreement or Section 11.05 of the Series 2020-SPIADVF1 Repurchase Agreement, as applicable, except as otherwise provided herein.

18.            Governing Law; Jurisdiction; Waivers.

(a)            THIS GUARANTY AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO OR IN CONNECTION WITH THIS GUARANTY, THE RELATIONSHIP OF THE PARTIES HERETO, AND/OR THE INTERPRETATION AND ENFORCEMENT OF THE RIGHTS AND DUTIES OF THE PARTIES HERETO WILL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK (WITHOUT REFERENCE TO THE CONFLICT OF LAW PRINCIPLES THEREOF OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW) AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS;

(b)            THE GUARANTOR HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS ITSELF AND ITS PROPERTY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS GUARANTY, THE REPURCHASE AGREEMENTS OR ANY TRANSACTION OR FOR RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF, TO THE EXCLUSIVE GENERAL JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN, THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK, AND APPELLATE COURTS FROM ANY THEREOF;

(c)            THE GUARANTOR CONSENTS THAT ANY SUCH ACTION OR PROCEEDING MAYBE BROUGHT IN SUCH COURTS AND, TO THE EXTENT PERMITTED BY LAW, WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT COURT AND AGREES NOT TO PLEAD OR CLAIM THE SAME;

(d)            THE GUARANTOR AGREES THAT SERVICE OF PROCESS IN ANY SUCH ACTION OR PROCEEDING MAY BE EFFECTED BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL (OR ANY SUBSTANTIALLY SIMILAR FORM OF MAIL), POSTAGE PREPAID, TO ITS ADDRESS SET FORTH HEREIN OR AT SUCH OTHER ADDRESS OF WHICH EACH OTHER PARTY HERETO SHALL HAVE BEEN NOTIFIED IN WRITING, EXCEPT THAT WITH RESPECT TO THE INDENTURE TRUSTEE, CALCULATION AGENT, PAYING AGENT AND SECURITIES INTERMEDIARY, SERVICE OF PROCESS MAY ONLY BE MADE AS REQUIRED BY APPLICABLE LAW;

(e)            THE GUARANTOR AGREES THAT NOTHING HEREIN SHALL AFFECT THE RIGHT TO EFFECT SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR SHALL LIMIT THE RIGHT TO SUE IN ANY OTHER JURISDICTION; AND

(f)            THE GUARANTOR HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS GUARANTY, THE REPURCHASE AGREEMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY.

19.            Integration. This Guaranty represents the agreement of Guarantor with respect to the subject matter hereof and there are no promises or representations by any Buyer Party relative to the subject matter hereof not reflected herein. This Guaranty may be executed in any number of counterparts, each of which so executed will be deemed to be an original, but all such counterparts will together constitute but one and the same instrument. Delivery of an executed counterpart of a signature page to this Guaranty by facsimile or other electronic means shall be effective as delivery of a manually executed counterpart of this Guaranty.

20.            Acknowledgments and Intent. Guarantor hereby acknowledges and intends that:

(a)            Guarantor has been advised by counsel in the negotiation, execution and delivery of this Guaranty and the other Program Agreements;

(b)            No Buyer Party has any fiduciary relationship to Guarantor, Guarantor does not have any fiduciary relationship to any Buyer Party and the relationship between any Buyer Party and Guarantor is solely that of surety and creditor;

(c)            no joint venture exists between any Buyer Party and Guarantor or among any Buyer Party, Seller and Guarantor;

(d)            this Guaranty is “a security agreement or arrangement or other credit enhancement” that is “related to” and provided “in connection with” the Repurchase Agreements and each Transaction thereunder and is within the meaning of Sections 101(38A)(A) and 741(7)(A)(xi) of the Bankruptcy Code and is, therefore to the extent of damages in connection with the Repurchase Agreements, measured in accordance with Section 562 of the Bankruptcy Code (i) a “securities contract” as that term is defined in Section 741(7)(A)(xi) of the Bankruptcy Code and (ii) a “master netting agreement” as that term is defined in Section 101(38A) of the Bankruptcy Code; and

(e)            (i) Buyer Parties’ right to cause the termination, liquidation or acceleration of, or to offset or net termination values, payment amounts or other transfer obligations arising under or in connection with the Series 2024-MSRVF1 Repurchase Agreement, the Series 2020-SPIADVF1 Repurchase Agreement and this Guaranty is in each case a contractual right to cause the termination, liquidation or acceleration of, or to offset or net termination values, payment amounts or other transfer obligations arising under or in connection with this Guaranty as described in Sections 362(b)(6), 362(b)(27), 555, and/or 561 of the Bankruptcy Code, and (ii) any payments or transfers of property made with respect to this Guaranty shall be considered either “margin payments,” “settlement payment,” a “transfer in connection with a securities contract,” or a “transfer in connection with a master netting agreement” as such terms are used in Bankruptcy Code Sections 546(e) or 546(j) and/or as such terms are defined in Bankruptcy Code Sections 741(5) and 741(8). The Guarantor agrees that it shall not challenge, and hereby waives to the fullest extent available under applicable law its right to challenge, the characterization of this Guaranty, the Repurchase Agreements or any Transaction thereunder as a “securities contract” or a “master netting agreement” within the meaning of the Bankruptcy Code.

21.            Electronic Signatures. This Guaranty may be accepted, executed or agreed to through the use of an electronic signature in accordance with the Electronic Signatures in Global and National Commerce Act, 15 U.S.C. § 7001 et seq, Official Text of the Uniform Electronic Transactions Act as approved by the National Conference of Commissioners on Uniform State Laws at its Annual Conference on July 29, 1999 and any applicable state law. Any document accepted, executed or agreed to in conformity with such laws will be binding on any signatory hereof to the same extent as if it were physically executed and each signatory hereby consents to the use of any secure third party electronic signature capture service with appropriate document access tracking, electronic signature tracking and document retention, including DocuSign.

22.            Obligations Independent. The obligations of Guarantor hereunder are those of primary obligor, and not merely as surety, and are independent of the Obligations. A separate action may be brought against Guarantor to enforce this Guaranty whether or not a Seller or any other person or entity is joined as a party.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned has caused this Guaranty to be duly executed and delivered as of the date first above written.

PRIVATE NATIONAL MORTGAGE ACCEPTANCE COMPANY, LLC, as Guarantor

By:	/s/ Pamela Marsh
Name:	Pamela Marsh
Title:	Senior Managing Director and Treasurer

[Signature Page to Guaranty (2024-MSRVF1 MRA and 2020-SPIADVF1 MRA)]

CONSENTED TO BY:

MIZUHO BANK, LTD., as Buyer

By:	/s/ Joseph O’Doherty
Name:	Joseph O’Doherty
Title:	Managing Director

MIZUHO BANK, LTD., as Administrative Agent

By:	/s/ Joseph O’Doherty
Name:	Joseph O’Doherty
Title:	Managing Director

[Signature Page to Guaranty (2024-MSRVF1 MRA and 2020-SPIADVF1 MRA)]